EXHIBIT 99.1

ADIC Earns Seven Cents Per Share in Fourth Quarter on Sequential Sales Growth, Margin Increase and Tax Benefit

     REDMOND, Wash.--(BUSINESS WIRE)--Dec. 9, 2004--

          BRANDED SALES GROW 14 PERCENT FROM Q3, NINE PERCENT FOR YEAR

     ADVANCED DIGITAL INFORMATION CORPORATION (NASDAQ:ADIC) today announced net earnings of $4.9 million, or seven cents per share, and $7.2 million, or 11 cents per share, for the fourth quarter and fiscal year ending October 31, 2004 on sales of $115 million and $455 million, respectively.
     Overall fourth quarter sales are down just over two percent from $118 million during the same period last year while annual sales are up over seven percent versus fiscal 2003. On a sequential basis, total sales are up about five percent from the preceding third quarter. ADIC branded sales grew nine percent in both the year and fourth quarter while rising 14 percent sequentially to 57 percent of total sales for the quarter. OEM sales grew five percent for the full year but declined 14 percent from fourth quarter 2003 and five percent sequentially to 43 percent of total sales for the quarter.
     Gross profit as a percentage of sales for the fourth quarter was the highest in the past four quarters at 29.4 percent, up approximately 250 basis points from 26.9 percent in the preceding third quarter but down from 31.0 percent in the fourth quarter a year ago. For the fiscal year, gross profit as a percent of sales was 28.4 percent, down from 31.1 percent in fiscal 2003.
     Operating profit improved $5.5 million sequentially to $2.2 million as a result of higher sales, improved gross profit percentage and a 3.7 percent sequential reduction in operating expenses. Operating profit was down by $2.2 million from the same period a year ago and down approximately 76 percent to $2.2 million for the fiscal year.
     "We are very pleased to report a resumption of growth and profitability in the fourth quarter as our branded business grew strongly during the period," according to Chair and Chief Executive Officer Peter van Oppen. "Sales through new reseller channels as well as success of our disk-based backup and archive products helped drive branded sales growth during the period. Each of these trends bodes well for the future. We are also very gratified by cash generated from operations of more than $32 million for the year. Operating expenses remain tightly controlled and our potential for operating leverage through branded sales growth was clearly demonstrated during the quarter," he said.
     "At the end of the third quarter, we announced a new reseller relationship with EMC and described good customer acceptance of innovative disk-based backup and archive products in our branded channels," van Oppen said. "We are pleased with the continued success of these initiatives and with our progress in establishing ADIC as a leader in emerging markets for enterprise-class hardware and data-management software solutions incorporating both disk and tape."
     Operating expenses were down slightly compared to the same quarter last year and down $1.2 million compared to the immediately preceding quarter. For the full fiscal year, an increase of $7.1 million in sales and marketing expenses was only partly offset by a $2.7 million decrease in R&D as annual operating expenses grew 3.8 percent to $127 million. The Company noted that the increase in sales and marketing costs was consistent with its overall strategy to sell more technically sophisticated branded solutions.
     Other income for the quarter includes primarily foreign exchange gains, interest income and a loss on equity investment reflecting a reduction in the value of investments related to the Company's $5 million fiscal 2000 commitment to participate in a private technology venture limited partnership.
     Net income benefited from income taxes in both the quarter and fiscal year as the Company realized R&D tax credits as well as other elements of tax planning on a relatively low income base. In addition, the Company reduced its tax provision by $2.3 million primarily as a result of achieving successful tax audit results related to investment activity reported in fiscal 2000. It is reasonable to anticipate that the Company's long-term tax rate will be closer to statutory rates, although there may be some additional one-time benefits available in the near term.
     Cash and marketable securities, net of debt, totaled nearly $233 million at the end of the fiscal year, up from just over $200 million at the end of fiscal 2003 and $226 million at the end of the preceding third quarter. During the fiscal year, the Company also repurchased $9.5 million in common stock.

     About ADIC

     Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage(TM) solutions to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.* The Company's data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

     *Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2003, F. Yale, April 2004. ADIC, Pathlight, StorNext, and Scalar are registered trademarks, and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

     This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2003 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

     Conference Call

     There will be a conference call to discuss fourth quarter results as well as estimates for the first quarter of fiscal 2005 at 1:30 p.m. PT (4:30 p.m. ET) on December 9, 2004. The call can be accessed live on our website at www.adic.com/ir.


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)

                               Three Months Ended  Fiscal Year Ended
                                   October 31,         October 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Net sales                      $115,413  $118,001  $454,819  $423,998

Cost of sales                    81,473    81,470   325,588   292,121
                               --------- --------- --------- ---------

Gross profit                     33,940    36,531   129,231   131,877

Sales and marketing              15,897    15,765    64,836    57,777

General and administrative        6,135     5,920    24,242    24,015

Research and development          9,660    10,352    37,925    40,609
                               --------- --------- --------- ---------

Operating profit                  2,248     4,494     2,228     9,476

Other income, net                   203     1,100     2,584     6,035
                               --------- --------- --------- ---------

Income before provision
 (benefit)
   for income taxes               2,451     5,594     4,812    15,511

Provision (benefit) for income
 taxes                           (2,459)     (157)   (2,415)    3,020
                               --------- --------- --------- ---------

Net income                       $4,910    $5,751    $7,227   $12,491
                               ========= ========= ========= =========

Basic net income per share        $0.07     $0.09     $0.11     $0.20
                               ========= ========= ========= =========

Diluted net income per share      $0.07     $0.09     $0.11     $0.20
                               ========= ========= ========= =========

Shares used in computing basic
   net income per share          63,690    63,395    64,023    62,569
                               ========= ========= ========= =========

Shares used in computing
 diluted
   net income per share          64,057    64,803    64,794    63,564
                               ========= ========= ========= =========

               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)

                                         Oct. 31, 2004  Oct. 31, 2003
                                         -------------  -------------
                                ASSETS

Current assets:
                             Cash and
                              cash
                              equivalents     $226,890       $180,401
                             Accounts
                              receivable,
                              net               93,025        100,391
                             Inventories,
                              net               38,728         35,736
                             Marketable
                              securities         6,043         20,788
                             Assets held
                              for sale              --         12,384
                             Other
                              current
                              assets            12,921         16,179
                                         -------------- --------------
                                 Total
                                  current
                                  assets       377,607        365,879

Property, plant and equipment, net              45,913         45,505
Service parts for maintenance, net              29,993         28,427
Investments                                      2,769          3,728
Other non-current assets                        18,748          7,126
                                         -------------- --------------
                                              $475,030       $450,665
                                         ============== ==============


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                            $96,927        $86,334
Long-term deferred revenue                      13,605          8,518
Long-term debt                                      --            967
Other long-term liabilities                        600             --
Shareholders' equity                           363,898        354,846
                                         -------------- --------------
                                              $475,030       $450,665
                                         ============== ==============

               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                         Fiscal Year Ended October 31,
                                         ---------------------------
                                             2004           2003
                                         ------------  -------------

Cash flows from operating activities:
 Net income                                 $7,227        $12,491
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization             24,538         21,014
  Bad debt expense                             211             14
  Inventory obsolescence                     3,335          4,334
  Loss (gain) on securities transactions       708         (2,722)
  Deferred income taxes                     (3,171)         5,323
  Tax benefit from exercise of stock options 1,971          3,844
  Other                                         81            131
 Change in assets and liabilities:
  Accounts receivable                        6,616        (29,041)
  Inventories                               (8,465)       (15,467)
  Other current assets                        (402)           797
  Service parts for maintenance            (11,032)        (9,865)
  Current liabilities                       (4,430)        16,510
  Deferred revenue                          14,692          8,656
  Other long-term liabilities                  600             --
                                         ------------  -------------
Net cash provided by operating activities   32,479         16,019
                                         ------------  -------------
Cash flows from investing activities:
 Purchase of property, plant and equipment (14,644)       (14,296)
 Proceeds from assets held for sale         16,740             --
 Purchase of marketable securities          (9,054)       (16,478)
 Proceeds from securities transactions      24,590         38,630
 Purchase of other investments                (692)          (500)
 Purchase of intangible assets              (1,000)            --
 Return of investment on other investments      71             --
                                         ------------  -------------
Net cash provided by investing activities   16,011          7,356
                                         ------------  -------------
Cash flows from financing activities:
 Repayment of short-term and
  long-term debt                            (1,221)        (3,373)
 Proceeds from short-term borrowings            --            781
 Repurchase of common stock                 (9,510)          (697)
 Proceeds from issuance of common stock
  for stock options, stock warrants and
  Stock Purchase Plan                        8,073          8,356
                                      ------------  -------------
Net cash provided by (used in)
 financing activities                       (2,658)         5,067
                                      ------------  -------------
Effect of exchange rate changes on cash        657          1,218
                                      ------------  -------------
Net increase in cash and cash equivalents   46,489         29,660
Cash and cash equivalents at beginning
 of period                                 180,401        150,741
                                      ------------  -------------
Cash and cash equivalents at end
 of period                                $226,890       $180,401
                                      ============  =============

     CONTACT: ADIC
              Jon Gacek, Chief Financial Officer
              425-881-8004
              or
              Stacie Timmermans, Investor Relations
              425-881-8004